Exhibit 2.2

EXECUTION COPY

GUARANTEE

GUARANTEE dated as of March 10, 2010 (this “Guarantee”) by VITERRA INC., a corporation incorporated under the laws of the Province of Saskatchewan (the “Guarantor”), for the benefit of DAKOTA GROWERS PASTA COMPANY, INC., a North Dakota corporation (the “Beneficiary”).

W I T N E S S E T H :

WHEREAS, AGRICORE UNITED HOLDINGS INC., a Delaware corporation (the “Obligor”), is a wholly-owned subsidiary of Guarantor; and

WHEREAS, concurrently with the execution of this Guarantee, Obligor, Bluebird Acquisition Corporation, a North Dakota corporation and a wholly owned subsidiary of the Obligor (“Merger Subsidiary”), and the Beneficiary shall enter into an Agreement and Plan of Merger dated as of even date herewith (as the same may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which Merger Subsidiary shall make a cash tender offer for the Common Shares and the Series D Shares, in each case of the Beneficiary, followed by the merger of the Company and Merger Subsidiary;

WHEREAS, the Guarantor is entering into this Guarantee as inducement of the Beneficiary’s willingness to enter into the Merger Agreement;

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements contained in this Guarantee, and intending to be legally bound, Guarantor agrees as follows:

1.                             The Guarantee, etc.  Effective upon execution of the Merger Agreement, the Guarantor hereby unconditionally and irrevocably guarantees the full and punctual performance and discharge of Obligor’s performance of its obligations under the Merger Agreement, including, without limitation, the obligation to cause the Merger Subsidiary to perform its obligations (each a “Guaranteed Obligation”).  The Guaranteed Obligations include, without limitation, an unconditional guarantee of payment and not of collectability.  Without limiting the generality of the foregoing, and in furtherance of the foregoing, the Guarantor hereby agrees that it will provide, or cause to be provided, immediately available funds to (i) Merger Subsidiary to accept for payment and to pay for any Company Shares tendered in the Offer and (ii) the Obligor to provide the Exchange Fund, in each case in accordance with the terms of the Merger Agreement.

2.                             Guarantee Unconditional.  The obligations of the Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)          any extension, renewal, settlement, compromise, waiver or release in respect of any Guaranteed Obligation, by operation of law or otherwise (except that insofar as any such extension, renewal, settlement, compromise, waiver or release alters any Guaranteed Obligation, Guarantor’s obligations hereunder shall be altered pro tanto);

(b)         any modification or amendment of or supplement to the Merger Agreement (except that insofar as any such modification, amendment or supplement alters the Guaranteed Obligations, Guarantor’s obligations hereunder shall be altered pro tanto);

(c)          any change in the corporate existence, structure or ownership of the Obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Obligor or its assets or any resulting release or discharge of any obligation of the Obligor contained in the Merger Agreement; or

(d)         any other act or omission to act or delay of any kind by the Obligor, the Beneficiary or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations hereunder.

3.                             Discharge Only Upon Satisfaction in Full.  The Guarantor’s obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been performed in full as determined by the Guarantor and the Beneficiary, each acting reasonably and in good faith.

4.                             Waivers by the Guarantor.  The Guarantor irrevocably waives all defenses, including, without limitation, suretyship defenses, and any requirement that at any time any action be taken by any Person against the Obligor, the Guarantor or any other Person.  Notwithstanding any other provision herein to the contrary, the Guarantor shall have the right to assert as defenses to its obligations hereunder fraud or willful misconduct by the Beneficiary, defenses to the Guaranteed Obligations that are available to the Obligor under the Merger Agreement, and the Beneficiary agrees that to the extent the Obligor is relieved of its obligations under the terms of the Merger Agreement, the Guarantor shall be similarly relieved of its obligations hereunder.

5.                             Representations and Warranties.  The Guarantor represents and warrants to the Beneficiary that:

(a)          the Guarantor is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization;

(b)         the Guarantor has all necessary corporate power and authority to execute and deliver this Guarantee and to perform its obligations hereunder;

(c)          the Guarantor has made available to the Beneficiary accurate and complete copies of the Organizational Documents of the Guarantor as currently in effect;

(d)         the execution and delivery of this Guarantee by the Guarantor and the performance by the Guarantor of its obligations hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Guarantor are necessary to authorize this Guarantee or to perform the Guarantor’s obligations contemplated hereunder;

(e)          this Guarantee has been duly and validly executed and delivered by the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies;

(f)            the execution, delivery and performance of this Guarantee (i) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Body, (ii) will not violate any applicable Law or the Organizational Documents of the Guarantor or any order of any court or Governmental Body applicable to the Guarantor, and (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Guarantor or any of its properties or give rise to a right thereunder to require the Guarantor to make any payment;

(g)         there is no Legal Proceeding pending against or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor as to which there is a reasonable possibility of adverse determinations that, individually or in the aggregate, could reasonably be expected to result in a material adverse effect on the business, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), operations or results of operations of the Guarantor or the ability of the Guarantor to perform its obligations under this Guarantee; and

(h)         the Guarantor has available to it, and will have available to it through the Expiration Date and the Effective Time, all funds necessary to perform its obligations hereunder.

6.                             Notices.  All notices, consents, waivers and other communications required or permitted hereunder shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid);or (b) sent by facsimile (with receipt confirmed), in each case to the following addresses and facsimile numbers and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number or Person as a party may designate by notice to the other parties):

(i)                                     if to the Beneficiary, to it at:

Dakota Growers Pasta Company, Inc.
One Pasta Avenue
Carrington, ND 58421
Attention: Edward O. Irion
Fax no.: (877) 686-3479

with a copy (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Jeffrey Symons
Fax no.: (212) 446-4900

(ii) if to Guarantor, to it at:

Viterra Inc.
2625 Victoria Avenue
Regina, Saskatchewan, Canada  S4T 7T9
Attention: General Counsel
Fax no.: (306) 569-5133

with a copy (which shall not constitute notice to Parent or Merger Sub) to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Brian J. Fahrney

Pran Jha
Fax no.: (312) 853-7036

7.                             Amendments.  This Guarantee may not be amended except by an instrument in writing signed by each of the Guarantor and the Beneficiary.

8.                             Defined Terms.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement.

9.                             Remedies Cumulative; Waiver.  The rights and remedies of the parties to this Guarantee are cumulative and not alternative.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Guarantee or any of the documents referred to in this Guarantee shall operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Law, no waiver that may be given by a party will be applicable except in the specific instance for which it is given.

10.                       Successors and Assigns.  This Guarantee shall be binding upon the Guarantor and its successors and assigns, for the benefit of the Beneficiary and its successors and assigns.

11.                       Governing Law.  THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND WHOLLY PERFORMED WITHIN SUCH STATE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

12.                       Consent to Jurisdiction; Venue; Service of Process.  In any action or proceeding between any of the parties arising out of or relating to this Guarantee, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any federal court sitting in the State of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any federal court sitting in the State of Delaware, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any federal court sitting in the State of Delaware, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Guarantee irrevocably consents to service of process in the manner provided for notices in Section 6.  Nothing in this Guarantee shall affect the right of any party to this Guarantee to serve process in any other manner permitted by applicable Law.

13.                       WAIVER OF JURY TRIAL.  EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS GUARANTEE AND THE CONTEMPLATED TRANSACTIONS.

14.                       Execution of Agreement; Counterparts; Electronic Signatures.

(a)          This Guarantee may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(b)         The exchange of copies of this Guarantee and of signature pages by facsimile transmission, by electronic mail or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Guarantee as to the parties and may be used in lieu of an original guarantee for all purposes.

15.                       Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that the Guarantor (i) failed to perform in full its obligations hereunder in accordance with their specific terms or (ii) otherwise breached this Guarantee.  It is accordingly agreed that the Beneficiary shall be entitled to seek an injunction or injunctions to prevent breaches of this Guarantee and to seek to enforce specifically the terms and provisions of this Guarantee, including, without limitation, providing, or causing to be provided, immediately available funds to (i) Merger Subsidiary to accept for payment and to pay for any Company Shares tendered in the Offer and (ii) the Obligor to provide the Exchange Fund, in each case in accordance with the terms of the Merger Agreement.

16.                       Severability.  If any part of this Guarantee is found to be unenforceable, all other parts will remain in effect.

17.                       Expense Reimbursement.  The Guarantor promises to pay all expenses the Beneficiary incurs to enforce this Guarantee, including, but not limited to, attorney’s fees and costs.

VITERRA INC.

		By:	/s/ Ray Dean
Name: Ray Dean
Title: SVP & General Counsel / Corporate Secretary

		By:	/s/ Andrew Muirhead
Name: Andrew Muirhead
Title: SVP Corporate Development

Agreed to and accepted by:

DAKOTA GROWERS PASTA COMPANY, INC.

By:	/s/ Timothy J. Dodd
Name: Timothy J. Dodd
Title: President